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                 [Letterhead of Piper Marbury Rudnick & Wolfe]
                                 March 24, 2000

                                                                  (312) 368-4000

Board of Trustees
Equity Residential Properties Trust
Two North Riverside Plaza, Suite 400
Chicago, Illinois 60606

         Re:      TAX OPINION - REIT STATUS

Ladies and Gentlemen:

         We are acting as special tax counsel to Equity Residential Properties Trust, a Maryland real estate investment trust ("EQR"), in connection with its registration statements on Form S-3 (SEC File Nos. 333-80835, 333-72961, 333-45533, 333-39289, 333-12983, 333-06873, 33-97680, 33- 84974) (the
"Registration Statements") previously declared effective by the Securities and Exchange Commission relating to the proposed public offerings of various securities of EQR. In connection with the filing of EQR's annual report on Form 10-K for the year ended December 31, 1999 (the "Annual Report"), the discussion of "Federal Income Tax Considerations" under that heading in the Annual Report, and the incorporation by reference of such information into the Registration Statements, you have requested our opinion as to certain federal income tax matters described below in order to enable EQR to fulfill the requirements of
Item 601(b)(8) of Regulation S-K, 17 C.F.R. Section 229.601(b)(8) in connection with the Registration Statements.

         In connection with rendering the opinions expressed below, we have examined originals (or copies identified to our satisfaction as true copies of the originals) of the following documents (collectively, the "Reviewed Documents"):

         (a) The Fifth Amended and Restated Limited Partnership Agreement of ERP Operating Limited Partnership, dated as of August 1, 1998, (the "ERP Operating Limited Partnership Agreement");

         (b) The Second Amended and Restated Declaration of Trust of EQR, dated May 30, 1997, as amended (the "EQR Declaration of Trust");


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Equity Residential Properties Trust
March 24, 2000
Page 2

         (c) The Third Amended and Restated Bylaws of EQR, adopted June 23, 1999 (the "EQR Bylaws");

         (d)      The Annual Report; and

         (e) Such other documents as may have been presented to us by EQR from time to time.

         In addition, we have relied upon the factual representations contained in EQR's certificate, dated March 24, 2000 (the "EQR Officer's Certificate"), executed by a duly appointed officer of EQR, which is attached hereto as Exhibit A, setting forth certain representations relating to the organization and operation of EQR, ERP Operating Limited Partnership, and their respective subsidiaries.

         For purposes of our opinion, we have not made an independent investigation of the facts set forth in the documents we reviewed. We consequently have assumed that the information presented in such documents or otherwise furnished to us accurately and completely describes all material facts relevant to our opinion. Any representation or statement in any document upon which we rely that is made "to the best of knowledge" or otherwise similarly qualified is assumed to be correct. Any alteration of such facts may adversely affect our opinions. In the course of our representation of EQR, no information has come to our attention that would cause us to question the accuracy or completeness of the representations contained in the Officer's Certificate or of the Reviewed Documents in a material way.

         In our review, we have assumed, with your consent, that all of the representations and statements of a factual nature set forth in the documents we reviewed are true and correct, and all of the obligations imposed by any such documents on the parties thereto have been and will be performed or satisfied in accordance with their terms. We have also assumed the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made.

         In rendering these opinions, we have assumed that the transactions contemplated by the Reviewed Documents will be consummated in accordance with the terms and provisions of such documents, and that such documents accurately reflect the material facts of such transactions. In addition, the opinions are based on the correctness of the following specific assumptions:

         (i) EQR, ERP Operating Limited Partnership and their respective subsidiaries will each be operated in the manner described in the EQR Declaration of Trust, the EQR Bylaws, the ERP Operating Limited Partnership Agreement, the other organizational


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Equity Residential Properties Trust
March 24, 2000
Page 3

                  documents of each such entity, as the case may be, and all terms and provisions of such agreements and documents will be complied with by all parties thereto;

         (ii) EQR is a duly formed real estate investment trust under the laws of the State of Maryland;

         (iii) ERP Operating Limited Partnership is a duly organized and validly existing limited partnership under the laws of the state of Illinois;

         (iv) There has been no change in the applicable laws of the State of Maryland, or in the Internal Revenue Code of 1986, as amended (the "Code"), the regulations promulgated thereunder by the United States Department of the Treasury, and the interpretations of the Code and such regulations by the courts and the Internal Revenue Service, all as they are in effect and exist at the date of this letter.

         With respect to the last assumption, it should be noted that statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinions could affect our conclusions. Furthermore, if the facts vary from those relied upon (including any representations, warranties, covenants or assumptions upon which we have relied are inaccurate, incomplete, breached or ineffective), our opinion contained herein could be inapplicable. Moreover, the qualification and taxation of EQR as a real estate investment trust (a "REIT") depends upon its ability to meet, through actual annual operating results, distribution levels and diversity of share ownership and the various qualification tests imposed under the Code, the results of which will not be reviewed by the undersigned. Accordingly, no assurance can be given that the actual results of the operations of EQR for any one taxable year will satisfy such requirements.

         Based upon and subject to the foregoing, it is our opinion that:

         (i) EQR was organized and has operated in conformity with the requirements for qualification as a REIT under the Code for its taxable years ended December 31, 1992 through December 31, 1999, and EQR's organization and proposed method of operation should enable it to continue to satisfy the requirements for qualification and taxation as a REIT under the Code for its taxable years ending after the date of this opinion.

         (ii) The statement of federal income tax matters and consequences described in the Annual Report under the heading "Federal Income Tax Considerations," to the extent that it constitutes matters of federal income tax law or legal conclusions, is accurate in all material respects.


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Equity Residential Properties Trust
March 24, 2000
Page 4

         The foregoing opinion is limited to the matters specifically discussed herein, which are the only matters to which you have requested our opinion. Other than as expressly stated above, we express no opinion on any issue relating to EQR and the ERP Operating Limited Partnership, or to any investment therein.

         For a discussion relating the law to the facts and the legal analysis underlying the opinions set forth in this letter, we incorporate by reference the discussion of federal income tax issues, which we assisted in preparing, in the section of the Annual Report under the heading "Federal Income Tax Considerations." We assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion letter, and we are not undertaking to update the opinion letter from time to time. You should be aware that an opinion of counsel represents only counsel's best legal judgment, and has no binding effect or official status of any kind, and that no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or that a court considering the issues would not hold otherwise.

         This opinion is rendered only to you and may not be quoted in whole or in part or otherwise referred to, used by, nor be filed with, or furnished to, any other person or entity in connection with the Registration Statements. We hereby consent to the filing of this opinion on Form 8-K pursuant to Item 601(b)(8) of Regulation S-K, 17 C.F.R Section 229.601(b)(8) as an exhibit to the Registration Statements under the Securities Act of 1933, as amended, and the reference to Piper Marbury Rudnick & Wolfe contained in the section of the Annual Report under the heading "Federal Income Tax Considerations." In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                               Very truly yours,

                                               PIPER MARBURY RUDNICK & WOLFE



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                                    EXHIBIT A

                              OFFICER'S CERTIFICATE
                                 (See Attached)



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                       EQUITY RESIDENTIAL PROPERTIES TRUST
                            TWO NORTH RIVERSIDE PLAZA
                             CHICAGO, ILLINOIS 60606

                                 March 24, 2000

Piper Marbury Rudnick & Wolfe
203 North LaSalle Street
Suite 1800
Chicago, Illinois  60601-1293

         Re:      OFFICER'S CERTIFICATE -TAX OPINION FOR REIT STATUS

Ladies and Gentlemen:

         In connection with (i) the registration statements on Form S-3 (SEC File Nos. 333-80835, 333-72961, 333-45533, 333-39289, 333-12983, 333-06873,
33-97680, 33-84974) (the "Registration Statements") of Equity Residential Properties Trust, a Maryland real estate investment trust ("EQR"), previously declared effective by the Securities and Exchange Commission relating to the proposed public offerings of various securities of EQR, (ii) the filing of EQR's annual report on Form 10-K for the year ended December 31, 1999 (the "Annual Report"), (iii) the discussion of "Federal Income Tax Considerations" under that heading in the Annual Report, and (iv) the incorporation by reference of such information into the Registration Statements, we have requested your opinion as to the qualification and taxation of EQR as a real estate investment trust (a "REIT") under the Internal Revenue Code of 1986, as amended (the "Code"), for its taxable years ending on or after December 31, 1992 in order to enable EQR to fulfill the requirements of Item 601(b)(8) of Regulation S-K, 17 C.F.R. Section 229.601(b)(8) in connection with the Registration Statements.

         In connection with the issuance of your legal opinion as described above, EQR and/or ERP Operating Limited Partnership, an Illinois limited partnership ("ERP Operating Limited Partnership"), hereby make the representations set forth below (intending that Piper Marbury Rudnick & Wolfe will rely on such representations in rendering its opinion). All representations made by EQR and ERP Operating Limited Partnership are made for all periods of their existence (unless otherwise set forth below):

         1. No interests in ERP Operating Limited Partnership held by a general partner or limited partner have ever been traded on an established securities market or exchange (including an over-the-counter market) or the substantial equivalent thereof, and EQR has no intention to permit any interest in ERP Operating Limited Partnership to be traded on an established securities market or exchange (including an over-the-counter market) or the substantial equivalent thereof.


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March 24, 2000
Page 2

         2. Commencing with its taxable year ending December 31, 1992, EQR timely and properly filed an election to be taxed as a "real estate investment trust" under Code Section 856(c)(1). EQR has not revoked such election and has no present intention to revoke such election.

         3. EQR has been managed by one or more of its trustees during all taxable years of its existence, and EQR has no present intention to not be managed by one or more trustees in the future.

         4. Beneficial ownership in EQR has been evidenced by transferable shares during all taxable years of EQR's existence, and EQR intends that beneficial ownership in EQR will continue to be evidenced by transferable shares.

         5. At no time during the last half of any taxable year of EQR have more than 50% in value of EQR's outstanding beneficial interests been owned, directly or indirectly, by or for five or fewer individuals as determined by applying the Attribution Rules.

         6. EQR will take all measures within its control to ensure that at no time during the last half of any taxable year ending after December 31, 1999, are more than 50% in value of EQR's outstanding beneficial interests owned, directly or indirectly, by or for five or fewer individuals as determined by applying the Attribution Rules.

         7. Beneficial ownership in EQR was held by 100 or more persons during at least 335 days for the taxable year ending December 31, 1992 (or during a proportionate part of such taxable year if such taxable year was less than twelve months) and for all periods thereafter. EQR will take all measures within its control to ensure that beneficial ownership in EQR is held by 100 or more persons at all times from and after December 31, 1999.

         8. Commencing with EQR's taxable year ending December 31, 1992, and for all taxable years ending thereafter, at least ninety-five percent (95%) of the gross income of EQR (excluding gross income from Prohibited Transactions) has been and is expected to be derived from (i) dividends, (ii) interest, (iii) rents from real property, (iv) gain from the sale or other disposition of stock, securities and real property (including Interests in Real Property and interests on mortgages on real property), but excluding gain on real property which is Code Section 1221(1) Property, (v) abatements and refunds of taxes on real property, (vi) income and gain derived from


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March 24, 2000
Page 3

                  Foreclosure Property, (vii) amounts (other than amounts, the determination of which depends in whole or in part on income or profits of any person) received or accrued as consideration for entering into agreements (A) to make loans secured by mortgages on real property or on Interests in Real Property, or (B) to purchase or lease real property (including Interests in Real Property and interests in mortgages on real property), and (viii) gain from the sale or other disposition of Real Estate Assets that is not a Prohibited Transaction.

         9. Commencing with EQR's taxable year ending December 31, 1992, and for all taxable years ending thereafter, at least seventy-five (75%) of the gross income of EQR (excluding gross income from Prohibited Transactions) has been and is expected to be derived from (i) rents from real property, (ii) interest on obligations secured by mortgages on real property or on Interests in Real Property, (iii) gain from the sale or disposition of real property (including Interests in Real Property and interests in mortgages on real property), but excluding gain from real property which is Code Section 1221(1) Property, (iv) dividends or other distributions on, and gain (other than gain from Prohibited Transactions) from the sale or other disposition of, transferable shares or beneficial certificates in other Real Estate Investment Trusts, (v) abatements and refunds of taxes on real property,
                  (vi) income and gain derived from Foreclosure Property, (vii) amounts (other than amounts, the determination of which depends in whole or in part on the income or profits of any person) received or accrued as consideration for entering into agreements (A) to make loans secured by mortgages on real property or on Interests in Real Property or (B) to purchase or lease real property (including Interests in Real Property and interests in mortgages on real property), (viii) gain from the sale or other disposition of a Real Estate Asset which is not a Prohibited Transaction, and (ix) Qualified Temporary Investment Income.

         10. Less than 30% of the gross income of EQR in its taxable years ending on or before December 31, 1997 was derived from the sale or other disposition of (i) stock or securities held for less than one year; (ii) property in a Prohibited Transaction; and (iii) real property (including Interests in Real Property and interests in mortgages on real property) held for less than four years other than property compulsorily or involuntarily converted (by means of destruction, theft, seizure, requisition, condemnation or threat of imminence thereof) and Foreclosure Property.

         11. Neither EQR nor ERP Operating Limited Partnership has entered into any agreement or arrangement (and each has taken all measures within its control to ensure that no


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March 24, 2000
Page 4

                  subsidiary of EQR classified as a Qualified REIT Subsidiary ("QRS") and no Related Partnership, has entered into any agreement or arrangement) in connection with the rental of real property under which amounts payable to EQR, ERP Operating Limited Partnership, any Related Entity or QRS are dependent in whole or in part on the income or profits derived from any tenant (or subtenant) of such properties (except that such amounts may be based on a fixed percentage or percentages of gross receipts or sales).

         12. From and after the date hereof, neither EQR nor ERP Operating Limited Partnership will enter into any agreement or arrangement (and each will take all measures within its control to ensure that no Related Entity or QRS will enter into any agreement or arrangement) in connection with the rental of real property under which amounts payable to EQR, ERP Operating Limited Partnership, any Related Entity or QRS will depend in whole or in part on the income or profits derived from any tenant (or subtenant) of such properties (except that such amounts may be based on a fixed percentage or percentages of gross receipts or sales).

         13. Neither EQR nor ERP Operating Limited Partnership has rendered services themselves or through a Related Entity or any other affiliate with respect to any real property in which EQR, directly or through ERP Operating Limited Partnership or a Related Entity, had an interest that is less than or equal to 50% unless EQR (i) obtained either a ruling from the Internal Revenue Service or an opinion of counsel that the provision of such services would not disqualify the income from such real property as rents from real property or (ii) determined that, if the income from such real property did not qualify as rents from real property, such income (along with other nonqualifying income) would not cause EQR to fail to meet the tests described in representations (8) and (9) above.

         14. Neither EQR nor ERP Operating Limited Partnership will render services themselves or through a Related Entity or any other affiliate (excluding any Taxable REIT Subsidiary ("TRS")) with respect to any real property currently owned or acquired in the future in which EQR, directly or through ERP Operating Limited Partnership or a Related Entity, has an interest that is less than or equal to 50% unless EQR (i) obtains either a ruling from the Internal Revenue Service or an opinion of counsel that the provision of such services will not disqualify the income from such real property as rents from real property or (ii) determines that, if the income from such real property did not qualify as rents from real property, such income (along with


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March 24, 2000
Page 5

                  other nonqualifying income) would not cause EQR to fail to meet the tests described in representations (8) and (9) above.

         15. For each of EQR's taxable years ending on or before December 31, 1999: (i) less than 15% of the rent received by EQR, ERP Operating Limited Partnership, any Related Entity or QRS in regard to each of the Properties was attributable to personal property; and (ii) all personal property contained in the Properties was leased under or in connection with a lease of the real property contained in the Properties.

         16. EQR and ERP Operating Limited Partnership expect that, and each will take all measures within its control to ensure that, for any taxable year ending after December 31, 1999: (i) less than 15% of the rent received by EQR, ERP Operating Limited Partnership, any Related Entity or QRS in regard to each of the Properties will be attributable to personal property; and
                  (ii) all personal property contained in the Properties will be leased under or in connection with a lease of real property contained in the Properties.

         17. For each of EQR's taxable years ending on or before December 31, 1999, no more than a DE MINIMIS amount of rent received by EQR, ERP Operating Partnership or any Related Entity for the Properties was received or accrued directly or indirectly from any person in which EQR owns (i) in the case of a corporation, 10% or more of the total combined voting power of all classes of stock entitled to vote, or 10% or more of the total number shares of all classes of stock; or (ii) in the case of an entity other than a corporation, an interest of 10% or more in the assets or net profits of such entity. For purposes of this representation, ownership will be determined by taking into account the Modified Attribution Rules.

         18. EQR will take all measures within its control to ensure that, for any of its taxable years ending on or before December 31, 2000, no more than a DE MINIMIS amount of rent received by EQR, ERP Operating Partnership, any Related Entity or QRS for the Properties will be received or accrued directly or indirectly from any person in which EQR owns (i) in the case of a corporation, 10% or more of the total combined voting power of all classes of stock entitled to vote, or 10% or more of the total number of shares of all classes of stock; or (ii) in the case of an entity other than a corporation, an interest of 10% or more in the assets or net profits of such entity. For purposes of this representation, ownership will be determined by taking into account the Modified Attribution Rules.


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March 24, 2000
Page 6

         19. Except with respect to rent received by EQR, ERP Operating Partnership, any Related Entity or QRS from a TRS as described in representation (20) below, EQR will take all measures within its control to ensure that, for any of its taxable years ending after December 31, 2000, no more than a DE MINIMIS amount of rent received by EQR, ERP Operating Partnership, any Related Entity or QRS for the Properties will be received or accrued directly or indirectly from any person in which EQR owns (i) in the case of a corporation, 10% or more of the total combined voting power of all classes of stock entitled to vote, or 10% or more of the total value of shares of all classes of stock; or (ii) in the case of an entity other than a corporation, an interest of 10% or more in the assets or net profits of such entity. For purposes of this representation, ownership will be determined by taking into account the Modified Attribution Rules.

         20. For taxable years beginning after December 31, 2000, EQR expects that all amounts paid to EQR, ERP Operating Limited Partnership, a Related Entity or a QRS as rent from real property by a TRS will either: (A) be paid by the TRS with respect to its leasing of space of a Property of which at least ninety percent (90%) of the leased space is rented to persons other than TRSs and other persons described in clauses
                  (i) or (ii) of representation (19) above and the rent paid by such TRS is comparable to that paid by other tenants at such Property, or (B) be paid with respect to a Property which constitutes a Qualified Lodging Facility leased by EQR to a TRS and such Qualified Lodging Facility is operated on behalf of such TRS by an Eligible Independent Contractor.

         21. Neither EQR, ERP Operating Limited Partnership, nor any Related Entity (excluding any entity with respect to which EQR and such entity intend to jointly elect TRS status beginning January 1, 2001) or QRS or affiliate of any of them has entered into or has any present intention to enter into any agreement or arrangement for the performance of services to tenants of the Properties, other than for services which are
                  (a) not rendered primarily for the convenience of the tenants of the Properties, and (b) customarily furnished or rendered in connection with the rental of real property. Any services provided to tenants of the Properties that are rendered primarily for the convenience of the tenants or that are not customarily furnished or rendered in connection with the rental of real property have been and will be in the future provided by an Independent Contractor or TRS, and in the case of services rendered or to be rendered by an Independent Contractor, neither EQR, ERP Operating Limited Partnership, Related Entity, QRS or affiliate of any of them has derived or has any present intention to derive any income from such Independent Contractor.


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March 24, 2000
Page 7


         22. At the close of each calender quarter during its existence, at least 75% of the value of the Total Assets of EQR consisted of Real Estate Assets, cash and cash items (including receivables which arise in the ordinary course of EQR's operation but not receivables purchased from another person) and government securities, and not more than 25% of the value of its assets was represented by securities (other than government securities).

         23. EQR will take all measures within its control to ensure that, at the close of each quarter during each taxable year ending after the December 31, 1999, at least 75% of the value of its Total Assets of EQR will consist of Real Estate Assets, cash and cash items (including receivables which arise in the ordinary course of EQR's operation but not receivables purchased from another person) and government securities, and that not more than 25% of the value of its assets will be represented by securities (other than government securities).

         24. At the close of each quarter during its existence, EQR has not owned (either directly or indirectly through ERP Operating Limited Partnership, or any Related Entity or other affiliate), securities in any one issuer having an aggregate value in excess of 5% of the value of the Total Assets of EQR.

         25. EQR will take all measures within its control to ensure that, at the close of each quarter of each taxable year ending after December 31, 1999, it does not own (either directly or indirectly through ERP Operating Limited Partnership, or any Related Entity or other affiliate) securities in any one issuer having an aggregate value in excess of 5% of the value of the Total Assets of EQR. Notwithstanding the foregoing, for taxable years ending after December 31, 2000, EQR may own securities in any one TRS having an aggregate value in excess of 5% of the value of the Total Assets of EQR.

         26. At no time has EQR owned (either directly or indirectly through ERP Operating Limited Partnership, any Related Entity or other affiliate) any securities in any issuer representing in excess of 10% of the outstanding voting securities of such issuer, unless such issuer is a QRS.

         27. EQR will take all measures within its control to ensure that, at the close of each quarter of each taxable year ending after December 31, 1999, it will not own or be deemed to own (either directly, or indirectly, through ERP Operating Limited Partnership, any Related Entity or other affiliate) any securities in any issuer

March 24, 2000
Page 8

                  representing in excess of 10% of the outstanding voting securities of such issuer, unless such issuer is a QRS. Notwithstanding the foregoing, for taxable years ending after December 31, 2000, EQR may own securities in any one TRS representing in excess of 10% of the outstanding voting securities of such TRS.

         28. EQR will take all measures within its control to ensure that, at the close of each quarter of each taxable year ending after December 31, 2000, it will not own or be deemed to own (either directly, or indirectly, through ERP Operating Limited Partnership, any Related Entity or other affiliate) any securities (other than Straight Debt) of any issuer other than a TRS representing in excess of 10% of the total value of the outstanding securities (excluding Straight Debt) of any one insurer, unless such issuer is a QRS.

         29. EQR will take all measures within its control to ensure that, at the close of each quarter of each taxable year ending after December 31, 2000, not more than twenty percent (20%) of its Total Assets is represented by securities of one or more TRS.

         30. For taxable years beginning after December 31, 2000, EQR expects it will not directly, or indirectly through an entity that would otherwise qualify as a TRS, operate or manage a Lodging Facility or a Health Care Facility.

         31. EQR, ERP Operating Limited Partnership and each of the Related Entities have at all times during their existence held the Properties (and all other assets) for investment purposes and not as (i) stock in trade or other property of a kind which would properly be included in inventory if on hand at the close of the taxable year, or (ii) property held primarily for sale to customers in the ordinary course of its trade or business.

         32. EQR, ERP Operating Limited Partnership, and each of the Related Entities will at all times after the date hereof hold the Properties (and all other assets) for investment purposes and not as (i) stock in trade or other property of a kind which would properly be included in inventory if on hand at the close of the taxable year, or (ii) property held primarily for sale to customers in the ordinary course of its trade or business.

         33. For each of EQR's taxable years ending on or before December 31, 1999, EQR has paid dividends (without regard to capital gains dividends) equal to or in excess of the


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March 24, 2000
Page 9

                  sum of (i) ninety-five percent (95%) of EQR's REIT Taxable Income for such year (determined without regard to the deduction for dividends paid and by excluding any net capital gain), and (ii) ninety-five percent (95%) of the net income from Foreclosure Property (after the tax imposed thereon by Section 857(b)(4)(A) of the Code), minus (iii) any Excess Noncash Income.

         34. EQR will take all measures within its control to ensure that, for each taxable year ending on or before December 31, 2000, it pays dividends (without regard to capital gains dividends) equal to or in excess of the sum of (i) ninety-five percent (95%) of EQR's REIT Taxable Income for the year (determined without regard to the deduction for dividends paid and by excluding any net capital gain), and (ii) ninety-five percent (95%) of the net income from Foreclosure Property (after the tax imposed thereon by Section 857(b)(4)(A) of the Code), minus (iii) any Excess Noncash Income.

         35. EQR will take all measures within its control to ensure that, for each taxable year ending after December 31, 2000, it pays dividends (without regard to capital gains dividends) equal to or in excess of the sum of (i) ninety percent (90%) of EQR's REIT Taxable Income for the year (determined without regard to the deduction for dividends paid and by excluding any net capital gain), and (ii) ninety percent (90%) of the net income from Foreclosure Property (after the tax imposed thereon by Section 857(b)(4)(A) of the Code), minus (iii) any Excess Noncash Income.

         36. At the close of each calender year during its existence, EQR has not had any earnings and profits accumulated in any Non-REIT Year.

         37. EQR will take all measures within its control to ensure that, for each taxable year ending after December 31, 1999, it does not have any earnings and profits accumulated in any Non-REIT Year.

         38. As required by Regulation Section 1.857-8, for each year commencing with EQR's taxable year ending December 31, 1992, EQR (i) has maintained and will maintain the necessary records relating to the actual ownership of its stock, (ii) has made and will make the requisite information requests of its shareholders regarding stock ownership, and (iii) has maintained and will maintain a list of the persons failing or refusing to comply in whole or in part with EQR's demand for statements regarding stock ownership.

March 24, 2000
Page 10

         39. Any representations herein as to the Properties will also be true with respect to properties acquired by ERP Operating Limited Partnership or any Related Entity or other affiliate after the date hereof.

         40. None of the liabilities incurred by EQR, ERP Operating Limited Partnership or any Related Entity during the two-year period immediately preceding the date hereof were incurred in anticipation of any of the transactions described in the Annual Report.

         41. No Related Entity or other subsidiary of EQR that was formed under State law as a partnership, joint venture or limited liability company has elected to be taxed as a corporation for federal tax purposes.

         42. Neither EQR, ERP Operating Limited Partnership, nor any Related Entity or other affiliate was notified by the IRS in writing on or before May 8, 1996, that the entity's classification for federal income tax purposes was under examination.

         43. The undersigned is familiar with the requirements for qualification as a REIT under the Code and believes that (i) EQR has satisfied such requirements for all periods of its existence and (ii) EQR will satisfy such requirements for all periods after the date hereof.

         44. The undersigned is a duly elected officer of EQR. In such capacity, the undersigned has access to relevant information regarding each of the factual matters set forth above and has consulted with other employees and officers of EQR and the ERP Operating Limited Partnership regarding such factual matters, none of whom have disagreed in any respect with any of the representations set forth above.

         45. EQR has advised you of any matter of which it has been advised by independent legal counsel or accounting advisors or of which EQR or its employees is aware that could, if adversely decided, adversely affect EQR's ability to satisfy the requirement for continued taxation as a REIT under the Code.

         The foregoing is provided in connection with the preparation of your opinion. We understand that your opinion will be premised on the basis that all of the facts, representations and

March 24, 2000
Page 11

assumptions on which you are relying, whether contained herein or elsewhere, are accurate and complete and will be accurate and complete on and after the date hereof.

                                           Very truly yours,

                                           EQUITY RESIDENTIAL PROPERTIES
                                           TRUST

                                           By:/s/ MICHAEL J. MCHUGH
                                              ---------------------------------
                                              Name:   MICHAEL J. MCHUGH
                                                   ----------------------------
                                              Its:    EXECUTIVE VICE PRESIDENT
                                                 ------------------------------

                                    EXHIBIT A

                                   DEFINITIONS

         "ATTRIBUTION RULES": the rules of ownership described in Section 856(h) of the Code.

         "CONSTRUCTIVE" or "CONSTRUCTIVELY": the constructive stock ownership rules of Section 318 of the Code, as modified by Section 856(d)(5) of the Code.

         "ELIGIBLE INDEPENDENT CONTRACTOR": means, with respect to any Qualified Lodging Facility, any Independent Contractor if, at the time such Independent Contractor enters into a management agreement or other similar service contract with a Taxable REIT Subsidiary to operate the Qualified Lodging Facility, such Independent Contractor (or any related person) is actively engaged in the trade or business of operating Qualified Lodging Facilities for any person who is not a Related Person with respect to the REIT or the Taxable REIT Subsidiary.

         "EXCESS NONCASH INCOME": the excess of (i) the sum of (A) all interest, original issue discount and other income includible in income with respect to debt instruments received upon the sale of property over the money and fair market value of property received with respect to such instruments and (B) income recognized upon the disposition of real estate if there is a determination that Section 1031 of the Code (like-kind exchanges) does not apply to the disposition and the failure to satisfy the requirements of Section 1031 of the Code was due to reasonable cause and not willful neglect, over (ii) five percent (5%) of REIT Taxable Income (without regard for the deduction for dividends paid and excluding any net capital gain).

         "FORECLOSURE PROPERTY": any real property (including Interests in Real Property), and personal property incident to such real property, acquired by EQR and/or its affiliates as a result of EQR and/or its affiliates having bid in such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was default (or default was imminent) on a lease of such property or on an indebtedness which such property secured; provided that an election for foreclosure property status under Section 856(e)(5) of the Code is in effect with respect to such property and such election has not been terminated under Section 856(e)(4) of the Code. Such term does not include property acquired by EQR and/or its affiliates as a result of indebtedness arising from the sale or other disposition of property of EQR and/or its affiliates which is Section 1221(1) Property which was not originally acquired as foreclosure property.

         "HEALTH CARE FACILITY": means a hospital, nursing facility, assisted living facility, congregate care facility, qualified continuing care facility (as defined in Code Section 7872(g)(4)), or other licensed facility which extends medical or nursing or ancillary services to patients and which, immediately before the termination, expiration, default, or breach of the lease of or mortgage secured by such facility, was operated by a provider of such services which was eligible for participation in the medicade program under title XVIII of the Social Security Act with respect to such facility.

         "INDEPENDENT CONTRACTOR": means any person other than (i) any person owning (actually or Constructively) more than 35% of the shares of EQR; (ii) any corporation in which persons owning 35% or more of the shares of EQR own (actually or Constructively) more than 35% of the voting power with respect to the stock of such corporation; or (iii) any entity other than a corporation in which persons owning 35% or more of the shares of EQR own actually or Constructively) more than a 35% interest in the assets or net profits of such entity.

         "INTERESTS IN REAL PROPERTY": includes fee ownership and co-ownership of land or improvements thereon, leaseholders of land or improvements thereon, options to acquire land or improvements thereon, and options to acquire leaseholds of land or improvements thereon, but does not include mineral, oil or gas royalty interests.

         "LODGING FACILITY": a hotel, motel, or other establishment more than one-half (1/2) of the dwelling units in which are used on a transient basis.

         "MODIFIED ATTRIBUTION RULES": the rules of ownership described in Code
Section 318 as modified by Code Section 856(d)(5).

         "NON-REIT YEAR": any taxable year to which the provisions of Section 856 through Section 860 of the Code do not apply to an entity.

         "PROHIBITED TRANSACTION": the sale or other disposition of Section 1221(1) Property, other than Foreclosure Property, unless (i) the property sold was a Real Estate Asset; (ii) EQR and/or its affiliates held the Real Estate Asset for at least four years; (iii) the aggregate expenditures made by EQR and/or its affiliates during the four (4) year period preceding the date of the sale which are includible in the basis of the Real Estate Asset does not exceed thirty percent (30%) of the net selling price of such asset; (iv) (A) during the taxable year EQR and/or its affiliates did not make more than seven sales of property (other than Foreclosure Property) or (B) the aggregate adjusted bases (as determined for purposes of computing earnings and profits) of the REIT's property (other than Foreclosure Property) sold during the taxable year does not exceed ten percent (10%) of the aggregate adjusted bases (as so determined) of all the assets of the REIT as of the beginning of the taxable year; (v) in the case of property, which consists of land or improvements, not acquired through foreclosure (or deed in lieu of foreclosure), or lease termination, EQR and/or its affiliates has held the property for not less than four (4) years for production of rental income; and (vi) if the requirement of clause (iv)(A) is not satisfied, substantially all of the marketing and development expenditures with respect to the property were made through an Independent Contractor from whom EQR and/or its affiliates does not directly or indirectly derive gross income (including but not limited to dividends). For purposes of clause (iv)(B) of the preceding sentence, the REIT will be treated as owning its proportionate share of the adjusted bases of assets owned by its affiliates.

         "PROPERTIES": the real properties owned directly or indirectly and/or leased by any of EQR, ERP Operating Limited Partnership, any Related Entity or QRS.

         "QUALIFIED LODGING FACILITY": means any Lodging Facility, unless wagering activities are conducted at or in connection with such facility by any person who is engaged in the business in accepting wagers and who is legally authorized to engage in such business at or in connection with such facility.

         "QUALIFIED REIT SUBSIDIARY": any corporation (other than a Taxable REIT Subsidiary) if 100 percent of the stock of such corporation is held by EQR and/or any wholly-owned subsidiary of EQR that is disregarded for federal income tax purposes (including any Qualified REIT Subsidiary of EQR).

         "QUALIFIED TEMPORARY INVESTMENT INCOME": any income which (i) is attributable to stock, or a bond, debenture, note, certificate or other evidence of indebtedness (excluding any annuity contract which depends (in whole or in substantial part) on the life expectancy of one or more individuals, or is issued by an insurance company subject to tax under subchapter L of the Code (1) in a transaction in which there is no consideration other than cash or another annuity contract meeting the requirements of this definition, (2) pursuant to the exercise of an election under an insurance contract by a beneficiary owner thereof on the death of the insured party under such contract, or (3) in a transaction involving a qualified pension or employee benefit plan), (ii) is attributable to the temporary investment of new capital (amounts received upon the issuance of stock of EQR or upon a public offering of debt obligations of EQR having maturities of at least five years) received by EQR and (iii) is received or accrued during the one year period beginning on the date EQR received such capital.

         "REAL ESTATE ASSET": real property (including Interests in Real Property and interests in mortgages on real property) and shares (or transferable certificates of beneficial interest) in other Real Estate Investment Trusts. Such term also includes any property (not otherwise a Real Estate Asset) attributable to the temporary investment of new capital (amounts received upon the issuance of stock of EQR or upon a public offering of debt obligations of EQR having maturities of at least five years), but only if such property is stock or a debt instrument, and only for the one-year period beginning on the date EQR receives such capital.

         "REAL ESTATE INVESTMENT TRUST": a real estate investment trust which meets the requirements of Sections 856 through 860 of the Code.

         "REIT TAXABLE INCOME": "Real estate investment trust taxable income" as defined in Section 857(b) of the Code, which generally equals the taxable income of EQR, computed with the dividends-paid deduction as defined in Section 561 of the Code (except that the portion of such deduction attributable to net income from Foreclosure Property is excluded), excluding any net income from Foreclosure Property, and computed with a deduction for any tax imposed under
Section 857(b)(5) of the Code (I.E., tax on the failure to meet the seventy-five percent (75%) or ninety-five percent (95%) income tests).

         "RELATED ENTITY": any entity classified as a partnership for federal tax purposes in which EQR or ERP Operating Limited Partnership, directly or indirectly owns an interest and any entity, other than a Qualified REIT Subsidiary, in which EQR owns an interest that is treated as a disregarded entity under Section 301.7701-2 of the Regulations promulgated by the United States Treasury Department.

         "RELATED PERSON": persons are considered "Related Persons" if such persons are treated as a single employer under subsection (a) or (b) of Code
Section 52.

         "SECTION 1221(1) PROPERTY": stock in trade of EQR and/or its affiliates or other property of a kind which would properly be included in inventory of EQR and/or its affiliates if on hand at the close of the taxable year, or property held by EQR and/or its affiliates primarily for sale to customers in the ordinary course of its trade or business.

         "STRAIGHT DEBT": means (A) any written unconditional promise to pay on demand or on a specified date a sum certain in money if: (1) the interest rate (and interest payment dates) are not contingent on profits, the borrower's discretion, or similar factors and (2) there is no convertibility (directly or indirectly) into stock; provided that, (B) (i) the issuer of a security is an individual, (ii) the only securities of an issuer which are held by the REIT or a Taxable REIT Subsidiary of the REIT are described in (A), or (iii) the issuer is a partnership and the REIT holds at least a twenty percent (20%) profits interest in the partnership.

         "TAXABLE REIT SUBSIDIARY": means (i) a corporation (other than a REIT) in which EQR directly or indirectly owns stock and EQR and such corporation jointly elect that such corporation shall be treated as a taxable REIT subsidiary of EQR and (ii) any corporation (other than a REIT) in which a taxable REIT subsidiary owns: (X) securities possessing more than thirty-five percent (35%) of the total voting power of the outstanding securities of such corporation, or (Y) securities having a value of more than thirty-five percent (35%) of the total value of the outstanding securities of such corporation. The term "Taxable REIT Subsidiary" shall not include: (A) any corporation which directly or indirectly operates or manages a Lodging Facility or Health Care Facility, and (B) any corporation which directly or indirectly provides to any other person (under a franchise, license, or otherwise) rights to any brand name under which any Lodging Facility or Health Care Facility is operated (this clause (B) shall not apply to rights provided to an Eligible Independent Contractor to operate or manage a Lodging Facility if such rights are held by such corporation as a franchisee, licensee, or in a similar capacity and such Lodging Facility is either owned by such corporation or is leased to such corporation from the Real Estate Investment Trust).

         "TOTAL ASSETS": the gross assets of EQR determined in accordance with generally accepted accounting principles.